Exhibit 99.1

Contact:	Thomas S. Elley
205-582-1200

FIRST US BANCSHARES, INC.

REPORTS SECOND QUARTER 2019 RESULTS

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Reports Quarterly Loan Growth and Year-Over-Year Earnings Improvement

BIRMINGHAM, AL (July 29, 2019) – First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $1.0 million, or $0.15 per diluted share, for the quarter ended June 30, 2019, compared to $0.4 million, or $0.06 per diluted share, for the quarter ended June 30, 2018, an increase of 179.9%. The improvement in earnings compared to the 2018 period resulted primarily from additional earning assets and efficiencies of scale obtained through the previously-announced acquisition of The Peoples Bank (“TPB”). TPB was acquired by the Company and merged with the Bank on August 31, 2018. Compared to the first quarter of 2019, earnings in the second quarter of 2019 decreased by $0.2 million, primarily resulting from an increase in the provision for loan and lease losses due to increased loan volume during the second quarter. Net loans increased $8.8 million, or 7.0% on an annualized basis, during the second quarter of 2019. This growth included $3.7 million attributable to the Bank’s commercial lending efforts, along with $5.1 million in growth at the Bank’s wholly-owned subsidiary, Acceptance Loan Company (“ALC”). ALC’s growth was most pronounced in its indirect sales portfolio, which has been an area of focus for management over the past several years.

For the six months ended June 30, 2019, the Company’s net income totaled $2.2 million, or $0.33 per diluted share, compared to $0.8 million, or $0.12 per diluted share, for the six months ended June 30, 2018. Net loans as of June 30, 2019 totaled $511.5 million, compared to $514.9 million as of December 31, 2018, a decrease of $3.4 million, or 0.7%. The decrease in net loans over the six-month period was attributable to the first quarter of 2019 and resulted primarily from the pay-off of a significant loan relationship at the Bank, coupled with seasonal trends in ALC’s portfolio, during the first quarter.

“We are pleased to report a quarter of solid loan growth,” stated James F. House, President and CEO of the Company. “The loan growth that we experienced during the second quarter offset the majority of reductions from the first quarter. In addition, we continue to enjoy significant improvement in earnings since the acquisition of The Peoples Bank in 2018. Our team remains focused on generating quality loan growth at both the Bank and ALC,” continued Mr. House.

Other Highlights

Expansion into New Markets – During the second quarter of 2019, the Bank received regulatory approval to open a loan production office in the Chattanooga, Tennessee area. Expansion of the Bank’s presence into the Chattanooga area is consistent with the Company’s strategy to gain a foothold in or near larger metropolitan markets that management believes have strong potential for future growth. The opening of the Chattanooga-area office followed the opening of a loan production office in Mobile, Alabama during the first quarter of 2019.

Balance Sheet Management and Reduction in Wholesale Funding – In an effort to improve the efficiency of the Company’s balance sheet and reduce interest expense, during the first six months of 2019, management reduced wholesale deposit funding sources by allowing $28.3 million in brokered deposits to mature without renewal. The reduction in wholesale deposits was partially offset by organic growth in deposits at the Bank of approximately $6.4 million. As of June 30, 2019, the Company’s brokered deposits balances totaled $5.0 million.

Improvement in Asset Quality – The Company continued to experience improvement in asset quality during the second quarter of 2019. Non-performing assets, including loans in non-accrual status and other real estate owned (OREO), decreased to $2.7 million as of June 30, 2019, compared to $3.1 million as of March 31, 2019 and $3.9 million as of June 30, 2018. As a percentage of total assets, non-performing assets totaled 0.35% as of June 30, 2019, compared to 0.39% as of March 31, 2019 and 0.61% as of June 30, 2018.

First US Bancshares, Inc. Reports Second Quarter 2019 Results	Page 2
July 29, 2019

Growth in Net Interest Income – Net interest income increased by $0.1 million, or 0.7%, in the second quarter of 2019 compared to the first quarter of 2019. Compared to the second quarter of 2018, net interest income increased by $1.7 million, or 23.1%.

Net Interest Margin – Net interest margin was 5.21% for the second quarter of 2019, compared to 5.17% for the first quarter of 2019 and 5.31% for the second quarter of 2018. For the six months ended June 30, 2019, net interest margin was 5.19%, compared to 5.28% for the six months ended June 30, 2018. The margin reductions comparing the 2019 periods to the 2018 periods are consistent with the rising interest rate environment, which has increased the Company’s funding costs. During 2019, management has focused on ways to reduce interest expense through reductions of wholesale funding sources and judicious management of rates paid on core deposits. These efforts, coupled with continued improvement in loan yields, resulted in the improvement of net interest margin comparing the second quarter of 2019 to the first quarter of 2019.

Provision for Loan and Lease Losses – The provision for loan and lease losses was $0.7 million during the second quarter of 2019, compared to $0.4 million during the first quarter of 2019 and $0.7 million during the second quarter of 2018. Compared to the first quarter of 2019, provisioning increased primarily due to increases in loan volume at both the Bank and ALC. The Bank experienced loan growth of $11.4 million during the second quarter of 2019, which was partially offset by a decline in the purchased loan portfolio of $7.7 million. Additionally, gross consumer and branch retail loans at ALC increased by $2.7 million during the second quarter of 2019, compared to a decrease in these portfolios of $3.1 million during the first quarter of 2019.

Non-interest Income – Non-interest income totaled $1.3 million during the second quarter of 2019, compared to $1.1 million during the second quarter of 2018. The increase comparing the two quarters was mostly attributable to lease income in the second quarter of 2019 associated with the lease-up of previously unused office space at the Company’s headquarters location in Birmingham, Alabama. Lease-up of the space occurred at the end of the fourth quarter of 2018.

Non-interest Expense – Non-interest expense totaled $8.5 million during the second quarter of 2019, compared to $7.5 million during the second quarter of 2018. The increase comparing the two quarters was attributable primarily to additional salaries and benefits, occupancy and other expenses associated with the addition of employees, facilities and other services in connection with the acquisition of TPB.

Provision for Income Taxes – The provision for income taxes totaled $0.3 million during the second quarter of 2019, compared to $0.4 million during the first quarter of 2019, representing an effective tax rate of 23.0% for the second quarter of 2019, compared to an effective tax rate of 22.1% for the first quarter of 2019.

Cash Dividend – The Company declared a cash dividend of $0.02 per share on its common stock in the second quarter of 2019. This amount is consistent with the Company’s quarterly dividend declarations in the first quarter of 2019 and each quarter of 2018 and 2017.

Regulatory Capital – During the second quarter of 2019, the Bank continued to maintain capital ratios at higher levels than the ratios required to be considered a “well-capitalized” institution under applicable banking regulations. As of June 30, 2019, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 12.86%. Its total capital ratio was 13.76%, and its Tier 1 leverage ratio was 9.43%.

About First US Bancshares, Inc.

First US Bancshares, Inc. is a bank holding company that operates banking offices in Alabama, Tennessee and Virginia through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

First US Bancshares, Inc. Reports Second Quarter 2019 Results	Page 3
July 29, 2019

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to the sufficiency of the allowance for loan and lease losses, loan demand, cash flows, growth and earnings potential and expansion, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Bank’s and ALC’s service areas, market conditions and investment returns, the availability of quality loans in the Bank’s and ALC’s service areas, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. With respect to statements relating to the Company’s acquisition of TPB, these factors include, but are not limited to, difficulties, delays and unanticipated costs in integrating the organizations’ businesses or realized expected cost savings and other benefits; business disruptions as a result of the integration of the organizations, including possible loss of customers; diversion of management time to address acquisition-related issues; and changes in asset quality and credit risk as a result of the acquisition. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

First US Bancshares, Inc. Reports Second Quarter 2019 Results	Page 4
July 29, 2019

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – LINKED QUARTERS

(Dollars in Thousands, Except Per Share Data)

	Quarter Ended					Six Months Ended
	2019		2018			2019	2018
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	(Unaudited)					(Unaudited)
Results of Operations:
Interest income	$10,923	$10,813	$11,177	$9,452	$8,390	$21,736	$16,509
Interest expense	1,690	1,640	1,533	1,124	888	3,330	1,693
Net interest income	9,233	9,173	9,644	8,328	7,502	18,406	14,816
Provision for loan and lease losses	715	400	473	789	702	1,115	1,360
Net interest income after provision for loan and lease losses	8,518	8,773	9,171	7,539	6,800	17,291	13,456
Non-interest income	1,291	1,265	1,158	2,112	1,132	2,556	2,272
Non-interest expense	8,504	8,453	8,382	9,142	7,492	16,957	14,793
Income before income taxes	1,305	1,585	1,947	509	440	2,890	935
Provision for income taxes	300	351	470	269	81	651	162
Net income	$1,005	$1,234	$1,477	$240	$359	$2,239	$773
Per Share Data:
Basic net income per share	$0.16	$0.19	$0.23	$0.04	$0.06	$0.35	$0.13
Diluted net income per share	$0.15	$0.18	$0.22	$0.03	$0.06	$0.33	$0.12
Dividends declared	$0.02	$0.02	$0.02	$0.02	$0.02	$0.04	$0.04
Key Measures (Period End):
Total assets	$777,171	$795,334	$791,939	$802,595	$634,036
Tangible assets(1)	768,115	786,150	782,627	793,038	634,036
Loans, net of allowance for loan losses	511,515	502,760	514,867	519,822	355,529
Allowance for loan and lease losses	5,087	4,924	5,055	5,116	4,952
Investment securities, net	136,649	148,025	153,949	159,496	165,740
Total deposits	682,806	703,361	704,725	715,761	531,428
Short-term borrowings	73	—	527	192	10,366
Long-term debt	—	—	—	—	10,000
Total shareholders’ equity	83,748	81,573	79,437	77,470	75,634
Tangible common equity(1)	74,692	72,389	70,125	67,913	75,634
Book value per common share	13.28	12.94	12.61	12.30	12.41
Tangible book value per common share(1)	11.84	11.48	11.13	10.79	12.41
Key Ratios:
Return on average assets (annualized)	0.51%	0.63%	0.74%	0.14%	0.23%	0.57%	0.25%
Return on average common equity (annualized)	4.89%	6.21%	7.49%	1.25%	1.91%	5.54%	2.06%
Return on average tangible common equity (annualized) (1)	5.50%	7.01%	8.52%	1.30%	1.91%	6.25%	2.06%
Net interest margin	5.21%	5.17%	5.27%	5.25%	5.31%	5.19%	5.28%
Efficiency ratio(2)	80.8%	81.0%	77.6%	87.6%	86.8%	80.9%	86.6%
Net loans to deposits	74.9%	71.5%	73.1%	72.6%	66.9%
Net loans to assets	65.8%	63.2%	65.0%	64.8%	56.1%
Tangible common equity to tangible assets(1)	9.72%	9.21%	8.96%	8.56%	11.93%
Allowance for loan losses as % of loans	0.98%	0.97%	0.97%	0.97%	1.37%
Nonperforming assets as % of total assets	0.35%	0.39%	0.54%	0.66%	0.61%

(1) Refer to Non-GAAP reconciliation of tangible balances and measures on page 11
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)

First US Bancshares, Inc. Reports Second Quarter 2019 Results	Page 5
July 29, 2019

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

THREE MONTHS ENDED JUNE 30, 2019 AND 2018

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2019			June 30, 2018
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Loans – Bank	$410,609	$5,386	5.26%	$258,956	$2,923	4.53%
Loans – ALC	102,675	4,447	17.37%	99,080	4,408	17.84%
Taxable investment securities	141,429	747	2.12%	171,752	869	2.03%
Tax-exempt investment securities	2,197	15	2.74%	4,992	44	3.54%
Federal funds sold	15,080	98	2.61%	4,121	22	2.14%
Interest-bearing deposits in banks	39,492	230	2.34%	27,682	124	1.80%
Total interest-earning assets	711,482	10,923	6.16%	566,583	8,390	5.94%
Non-interest-earning assets:
Other assets	73,189			58,053
Total	$784,671			$624,636

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Demand deposits	$169,745	$215	0.51%	$157,335	$169	0.43%
Savings deposits	165,318	460	1.12%	102,627	140	0.55%
Time deposits	244,984	1,015	1.66%	180,505	489	1.09%
Borrowings	98	—	—%	20,341	90	1.77%
Total interest-bearing liabilities	580,145	1,690	1.17%	460,808	888	0.77%
Non-interest-bearing liabilities:
Demand deposits	111,929			82,200
Other liabilities	10,262			6,181
Shareholders’ equity	82,335			75,447
Total	$784,671			$624,636

Net interest income		$9,233			$7,502
Net interest margin			5.21%			5.31%

First US Bancshares, Inc. Reports Second Quarter 2019 Results	Page 6
July 29, 2019

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

SIX MONTHS ENDED JUNE 30, 2019 AND 2018

(Dollars in Thousands)

(Unaudited)

	Six Months Ended			Six Months Ended
	June 30, 2019			June 30, 2018
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Loans – Bank	$410,264	$10,740	5.28%	$259,099	$5,731	4.46%
Loans – ALC	102,405	8,766	17.26%	96,566	8,689	18.15%
Taxable investment securities	145,211	1,552	2.16%	175,313	1,734	1.99%
Tax-exempt investment securities	2,199	30	2.75%	5,549	100	3.63%
Federal funds sold	11,129	142	2.57%	7,182	65	1.83%
Interest-bearing deposits in banks	43,989	506	2.32%	22,454	190	1.71%
Total interest-earning assets	715,197	21,736	6.13%	566,163	16,509	5.88%
Non-interest-earning assets:
Other assets	71,539			58,308
Total	$786,736			$624,471

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Demand deposits	$169,507	$421	0.50%	$162,122	$340	0.42%
Savings deposits	167,111	921	1.11%	93,705	210	0.45%
Time deposits	249,771	1,988	1.61%	180,387	949	1.06%
Borrowings	223	—	—%	22,496	194	1.74%
Total interest-bearing liabilities	586,612	3,330	1.14%	458,710	1,693	0.74%
Non-interest-bearing liabilities:
Demand deposits	109,501			83,311
Other liabilities	9,151			6,815
Shareholders’ equity	81,472			75,635
Total	$786,736			$624,471

Net interest income		$18,406			$14,816
Net interest margin			5.19%			5.28%

First US Bancshares, Inc. Reports Second Quarter 2019 Results	Page 7
July 29, 2019

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	June 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Cash and due from banks	$10,895	$9,796
Interest-bearing deposits in banks	33,964	39,803
Total cash and cash equivalents	44,859	49,599
Federal funds sold	15,081	8,354
Investment securities available-for-sale, at fair value	117,961	132,487
Investment securities held-to-maturity, at amortized cost	18,688	21,462
Federal Home Loan Bank stock, at cost	713	703
Loans and leases, net of allowance for loan and lease losses of $5,087 and $5,055, respectively	511,515	514,867
Premises and equipment, net	29,491	27,643
Cash surrender value of bank-owned life insurance	15,391	15,237
Accrued interest receivable	2,476	2,816
Goodwill and core deposit intangible, net	9,056	9,312
Other real estate owned	1,258	1,505
Other assets	10,682	7,954
Total assets	$777,171	$791,939

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$682,806	$704,725
Accrued interest expense	526	424
Other liabilities	10,018	6,826
Short-term borrowings	73	527
Total liabilities	693,432	712,502

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,567,784 and 7,562,264 shares issued, respectively; 6,306,161 and 6,298,062 shares outstanding, respectively	75	75
Surplus	13,646	13,496
Accumulated other comprehensive loss, net of tax	(338)	(2,377)
Retained earnings	90,737	88,668
Less treasury stock: 1,261,623 and 1,264,202 shares at cost, respectively	(20,372)	(20,414)
Noncontrolling interest	—	(11)
Total shareholders’ equity	83,748	79,437

Total liabilities and shareholders’ equity	$777,171	$791,939

First US Bancshares, Inc. Reports Second Quarter 2019 Results	Page 8
July 29, 2019

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$9,833	$7,331	$19,506	$14,420
Interest on investment securities	1,090	1,059	2,230	2,089
Total interest income	10,923	8,390	21,736	16,509

Interest expense:
Interest on deposits	1,690	798	3,330	1,499
Interest on borrowings	—	90	—	194
Total interest expense	1,690	888	3,330	1,693

Net interest income	9,233	7,502	18,406	14,816

Provision for loan and lease losses	715	702	1,115	1,360

Net interest income after provision for loan and lease losses	8,518	6,800	17,291	13,456

Non-interest income:
Service and other charges on deposit accounts	443	444	903	911
Credit insurance income	108	100	251	318
Mortgage fees from secondary market	186	144	289	261
Other income, net	554	444	1,113	782
Total non-interest income	1,291	1,132	2,556	2,272

Non-interest expense:
Salaries and employee benefits	5,195	4,533	10,183	9,100
Net occupancy and equipment	1,046	873	2,135	1,762
Computer services	333	317	684	609
Fees for professional services	321	266	563	539
Other expense	1,609	1,503	3,392	2,783
Total non-interest expense	8,504	7,492	16,957	14,793

Income before income taxes	1,305	440	2,890	935
Provision for income taxes	300	81	651	162
Net income	$1,005	$359	$2,239	$773
Basic net income per share	$0.16	$0.06	$0.35	$0.13
Diluted net income per share	$0.15	$0.06	$0.33	$0.12
Dividends per share	$0.02	$0.02	$0.04	$0.04

First US Bancshares, Inc. Reports Second Quarter 2019 Results	Page 9
July 29, 2019

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered a substitute for the GAAP-based results. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of operating income, tangible assets and equity, and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of each relevant non-GAAP measure to GAAP-based measures included in the financial statements previously presented in the press release.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Provision for (benefit from) income taxes
●	Accretion of discount on purchased loans
●	Accretion of premium on purchased time deposits
●	Gains (losses) on sales and prepayments of investment securities
●	Gains (losses) on settlements of derivative contracts
●	Gains (losses) on sales of foreclosed real estate
●	Provision for loan and lease losses
●	Amortization of core deposit intangible asset
●	Acquisition expenses

A reconciliation of the Company’s net income to its operating income for each of the most recent five quarters as of June 30, 2019 is set forth below. A limitation of the non-GAAP financial measures presented below is that the adjustments include gains, losses or expenses that the Company does not expect to continue to recognize at a consistent level in the future; the adjustments of these items should not be construed as an inference that these gains, losses or expenses are unusual, infrequent or nonrecurring.

First US Bancshares, Inc. Reports Second Quarter 2019 Results	Page 10
July 29, 2019

	Quarter Ended
	2019		2018
	June 30,	March 31,	December 31,	September 30,	June 30,
	(Unaudited Reconciliation)

Net income	$1,005	$1,234	$1,477	$240	$359
Add back:
Provision for income taxes	300	351	470	269	81
Income before income taxes	1,305	1,585	1,947	509	440
Add back (subtract) adjustments to net interest income:
Accretion of discount on purchased loans	(172)	(234)	(249)	(77)	—
Accretion of premium on purchased time deposits	(35)	(64)	(129)	(59)	—
Net adjustments to net interest income	(207)	(298)	(378)	(136)	—
Add back (subtract) non-interest adjustments:
Net gain on sales and prepayments of investment securities	(9)	(13)	(13)	—	(102)
Net gain on settlement of derivative contracts	—	—	—	(981)	—
Net loss (gain) on sales of foreclosed real estate	(3)	30	65	(79)	152
Provision for loan and lease losses	715	400	473	789	702
Amortization of core deposit intangible	128	128	128	43	—
Acquisition expenses	—	—	149	1,492	—
Net non-interest adjustments	831	545	802	1,264	752
Operating income	$1,929	$1,832	$2,371	$1,637	$1,192

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

First US Bancshares, Inc. Reports Second Quarter 2019 Results	Page 11
July 29, 2019

		Quarter Ended					Six Months Ended
		2019		2018			2019	2018
		June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)

TANGIBLE BALANCES
Total assets		$777,171	$795,334	$791,939	$802,595	$634,036
Less: Goodwill		7,435	7,435	7,435	7,552	—
Less: Core deposit intangible		1,621	1,749	1,877	2,005	—
Tangible assets	(a)	$768,115	$786,150	$782,627	$793,038	$634,036

Total shareholders’ equity		$83,748	$81,573	$79,437	$77,470	$75,634
Less: Goodwill		7,435	7,435	7,435	7,552	—
Less: Core deposit intangible		1,621	1,749	1,877	2,005	—
Tangible common equity	(b)	$74,692	$72,389	$70,125	$67,913	$75,634

Average shareholders’ equity		$82,335	$80,600	$78,275	$76,303	$75,447	$81,472	$75,634
Less: Average goodwill		7,435	7,435	7,551	2,517	—	7,435	—
Less: Average core deposit intangible		1,683	1,818	1,960	676	—	1,750	—
Average tangible shareholders’ equity	(c)	$73,217	$71,347	$68,764	$73,110	$75,447	$72,287	$75,634

Net income	(d)	$1,005	$1,234	$1,477	$240	$359	$2,239	$773
Common shares outstanding	(e)	6,306	6,304	6,298	6,297	6,092

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$11.84	$11.48	$11.13	$10.79	$12.41

Tangible common equity to tangible assets	(b)/(a)	9.72%	9.21%	8.96%	8.56%	11.93%

Return on average tangible common equity (annualized)	(1)	5.50%	7.01%	8.52%	1.30%	1.91%	6.25%	2.06%

(1)	Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)